Exhibit 99.1

FOR IMMEDIATE RELEASE:

August 11, 2005

Contact:

Wayne E. Travers Jr.

203-378-1152 ext. 111

Wise Metals Group LLC Announces Second Quarter 2005 Results

BALTIMORE, Md. — Shipments of Wise Metals Group’s aluminum beverage can stock, other rolled aluminum products and scrap in the second quarter of 2005 totaled 199.4 million pounds, compared to 185.4 million for the same period in 2004, an increase of 8 percent, company officials announced today.

For the six months ended June 30, 2005, shipments totaled 395.9 million pounds, compared to 378.8 million pounds for the same period in 2004, a 5-percent increase.

Sales increased by approximately 17 percent to $231.2 million for the three months ended June 30, 2005, and have increased 15 percent to $452.7 million for the six months ended June 30, 2005, compared to year-ago figures.

Net income for the second quarter of 2005 was $5.5 million, which includes a $4.9 million favorable impact of SFAS 133 (Accounting for Derivative Instruments and Hedging Activities). This compares to a net loss of $10.5 million in the second quarter of 2004, which included a $6.3 million unfavorable impact of SFAS 133 and a $7.5 million expense for early extinguishment of debt. There was no LIFO impact in either period.

Adjusting for the effects of LIFO (no impact on both second-quarter periods), SFAS 133, and early extinguishment of debt (no impact on the second quarter of 2005), pro forma net income for the second quarter of 2005 was $0.6 million, compared to $3.2 million in the second quarter of 2004. The difference of approximately $2.6 million is a result of increased interest expense of approximately $2.3 million, increased coating costs of approximately $2.4 million, and $1.6 million for increased energy costs offset by the effects of improved productivity.

The increase in interest expense is primarily a result of the issuance of our senior secured notes offering which occurred on May 5, 2004, resulting in higher interest rates for longer debt maturities, and increased amounts outstanding under our revolving credit facility due to higher metal prices. Coating costs from suppliers also increased due to announced industry-wide coating price increases resulting from escalating raw material costs.

Earnings before interest and fees, taxes, depreciation and amortization (EBITDA) adjusted for the effects of SFAS 133 (Adjusted EBITDA) and LIFO (no impact) for the second quarter of 2005 were $10.1 million compared to $10.5 million for the second quarter of 2004. Adjusted EBITDA for the first quarter of 2005 was $6.7 million. Second-quarter results reflect an improvement in Adjusted EBITDA of approximately $3.4 million or 51 percent due to the impact of higher conversion sale prices effective April 1, 2005, and continued high productivity.

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Conversion margin, which is defined as conversion revenue (sales less metal costs and the effect of LIFO) less conversion cost (cost of sales less metal costs), increased slightly from $9.8 million in the second quarter of 2004 to $9.9 million for the same period in 2005. On a per-pounds basis, conversion margin decreased from 5.31 cents per pound in the second quarter of 2004 to 4.98 cents per pound in the second quarter of 2005. On a year-over-year comparable basis, increased costs for coatings and natural gas prices have offset improvements in energy usage, labor and other manufacturing costs achieved by productivity increases.

Conversion margin increased to 4.98 cents per pound in the second quarter of 2005 versus the first quarter of 2005 of 3.10 cents per pound. This improvement reflects higher conversion sales prices effective April 1, 2005.

“Our second-quarter results versus the first quarter reflect the impact that increased conversion prices have on our business,” said Wise Metals Group Executive Vice President and Chief Financial Officer Danny Mendelson. “However, in comparison to the prior year, it is easy to see that these price increases have not kept up with dramatically escalating input costs for coatings, and energy.”

On a per-pound basis, second-quarter coatings costs were approximately 37 percent higher than coating costs for the second quarter of 2004. This cost increase resulted from industry-wide coating price increases implemented due to escalating raw material commodity costs.

The price paid for natural gas in the second quarter of 2005 was approximately 27 percent higher than the second quarter of 2004 due to higher commodity prices.

Higher natural gas prices impacted the quarter by approximately $1.6 million versus the prior year, according to Wise Metals Group President and Chief Operating Officer Randall R. Powers.,

“We have made substantial efficiency improvements over the last six months resulting in our using approximately 5 percent less natural gas per packed pound versus last year,” Powers added.

“Higher natural gas prices will continue to impact us the remainder of the year,” said Wise Metals Group Treasurer Ken Stastny. “Our hedging strategy for natural gas calls for us to purchase some quantities on a forward basis as markets dictate. Prices for natural gas in the $6 per mmBTU and below range seem to be a thing of the past as we go forward with prices approaching $8, $9 or higher.”

“Obviously the dynamics of our commodity-based industry are coming under pressure as a result of these escalating production costs,” said Wise Metals Group Chairman and Chief Executive Officer David F. D’Addario. “These increased costs are the very items that we have been addressing through recent contract discussions with customers.”

“I am pleased in many cases with the progress that we are making on a long-term basis to address these concerns in our industry,” added Powers, “However, during these discussions we are faced with likely reductions in certain volumes for the remainder of the year, and as a result have reduced our production levels as we head into the third quarter to meet our lowered sales estimates.”

“Our third-quarter results, and to some extent, our fourth-quarter results will be impacted by some short-term repercussions of these discussions,” said Mendelson, “But our strategy remains on course to better position ourselves in our markets for the long term.”

D’Addario said the “continued productivity increases and our progress in contractually addressing long-term business risks have been major sources of accomplishment for us this year.”

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in our 10-K filing with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

Wise Metals Group LLC

Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30		Six months ended June 30
Amounts in thousands	2005	2004	2005	2004
Sales	$231,154	$197,953	$452,715	$395,169
Cost of sales	221,215	188,113	436,676	387,318

Gross margin	9,939	9,840	16,039	7,851
Operating expenses:
Selling, general, and administrative	3,122	2,615	5,818	5,116

Operating income	6,817	7,225	10,221	2,735
Other income (expense):
Early extinguishment of debt	—	(7,455)	—	(7,455)
Interest expense and fees, net	(6,249)	(3,985)	(12,268)	(7,555)
Unrealized gain (loss) on derivative instruments	4,923	(6,278)	1,304	(4,030)

Net income (loss)	$5,491	$(10,493)	$(743)	$(16,305)

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Wise Metals Group LLC

Consolidated Balance Sheets

Amounts in thousands	June 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$686	$7,669
Restricted cash	1,248	250
Accounts receivable, less allowance	75,514	46,336
Inventories	172,396	175,809
Other current assets	11,540	9,601

Total current assets	261,384	239,665
Non-current assets:
Property and equipment, net	86,261	85,375
Other assets	9,514	9,147
Goodwill	283	283

Total non-current assets	96,058	94,805

Total assets	$357,442	$334,470

Liabilities and members’ deficit:
Current liabilities:
Accounts payable	$65,420	$57,855
Borrowings under revolving credit facility	119,043	101,675
Current portion of long-term debt	1,508	1,529
Accrued expenses, payroll and other	23,969	22,739

Total current liabilities	209,940	183,798
Non-current liabilities:
Senior secured notes	150,000	150,000
Term loans, less current portion	930	1,040
Other liabilities	10,986	12,397

Total non-current liabilities	161,916	163,437
Members’ deficit:	(14,414)	(12,765)

Total liabilities and members’ deficit	$357,442	$334,470

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Wise Metals Group LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
Amounts in thousands	2005	2004
Cash flows from operating activities
Net loss	$(743)	$(16,305)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,610	6,580
Amortization of deferred financing fees	598	4,319
LIFO provision	—	8,974
Early extinguishment of debt	—	7,455
Unrealized (gains) losses on derivatives	(1,304)	4,030
Changes in operating assets and liabilities:
Restricted cash	(998)	(839)
Accounts receivable	(29,178)	(47,746)
Inventories	3,413	7,848
Other current assets	(1,106)	(1,973)
Accounts payable	7,565	18,558
Accrued expenses, payroll and other	(675)	89

Net cash used in operating activities	(15,818)	(9,010)
Cash flows from investing activities
Purchase of equipment	(7,496)	(3,412)

Net cash used in investing activities	(7,496)	(3,412)
Cash flows from financing activities
Net issuance (repayment) of short-term borrowings	17,347	(53,149)
Proceeds of senior secured notes offering, net of fees paid	—	141,816
Repayment of term debt	—	(22,500)
Repayment of subordinated debt	—	(35,687)
Prepayment fee on subordinated debt	—	(3,500)
Repayment of long-term obligations	(110)	(231)
Purchase of members’ equity	(906)	(14,113)

Net cash provided by financing activities	16,331	12,636
Net (decrease) increase in cash and cash equivalents	(6,983)	214
Cash and cash equivalents at beginning of period	7,669	903

Cash and cash equivalents at end of period	$686	$1,117

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance including Conversion Margin (as previously defined) and Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operating activities as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Wise Metals Group LLC

Conversion Margin

	Three months ended June 30,
	2005	2004
Sales	$231,154	$197,953
Less:
Metal costs	(159,090)	(136,217)
LIFO adjustment	—	—

Conversion revenue	$72,064	$61,736

Cost of sales	$221,215	$188,113
Less:
Metal costs	(159,090)	(136,217)

Conversion costs	$62,125	$51,896

Conversion revenue	$72,064	$61,736
Conversion costs	$(62,125)	$(51,896)

Conversion margin	$9,939	$9,840

Shipments (000s)	199,406	185,448
Conversion margin per pound shipped	$.0498	$.0531

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended June 30,
	2005	2004
Net income (loss)	$5,491	$(10,493)
Interest expense and fees	6,249	3,985
Depreciation and amortization	3,311	3,247
Unrealized (gain) loss on derivative instruments	(4,923)	6,278
Early extinguishment of debt	—	7,455

Adjusted EBITDA	$10,128	$10,472

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About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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